Exhibit (1)

FORM OF
UNDERWRITING AGREEMENT

August 17, 2004

ELI LILLY AND COMPANY
Lilly Corporate Center
Indianapolis, Indiana 46285

Dear Sirs:

     The undersigned (the “Underwriters”) understand that Eli Lilly and Company, an Indiana corporation (the “Company”), proposes to issue and sell $1,000,000,000 aggregate principal amount of Callable Floating Rate Senior Notes due August 24, 2007 (the “Notes”).

     Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the principal amount of the Notes set forth below opposite their names at a purchase price of 99.870% of the principal amount thereof, plus accrued interest, if any, from August 24, 2004 to the date of payment and delivery of the Notes:

Name	Principal Amount of Notes
Deutsche Bank Securities Inc.	$300,000,000
J.P. Morgan Securities Inc.	300,000,000
Credit Suisse First Boston LLC	200,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	200,000,000

Total	$1,000,000,000

     The purchase price with respect to $1,000,000,000 aggregate principal amount of the Notes (plus accrued interest, if any, on the Notes) will be paid by the Underwriters in cash in Federal (same day) funds, upon delivery by the Company of $1,000,000,000 aggregate principal amount of the Notes, at the offices of Davis Polk & Wardwell at 10:00 A.M. (New York time) on August 24, 2004 or at such other time, not later than 5:00 P.M. (New York time) on August 31, 2004, as shall be agreed upon by the Underwriters and the Company. The time and date of such payment and delivery are hereinafter referred to as the “Closing Date”. The payment shall include accrued interest, if any, on the $1,000,000,000 principal amount of the Notes from August 24, 2004 to the Closing Date.

     The Notes shall have the respective terms set forth in the Prospectus dated October 6, 2003 and the Prospectus Supplement dated August 17, 2004, including the following:

Maturity Date:	August 24, 2007, unless earlier redeemed by the Company.

Interest Rate:	The Notes will bear interest at a floating rate equal to three-month LIBOR plus 0.05% (interest on the Notes will accrue from August 24, 2004).

Optional Redemption:	The Notes will be redeemable in whole or in part at the option of the Company on August 24, 2005, for an amount equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Interest Payment Dates:	Payable quarterly on November 24, February 24, May 24 and August 24 of each year, beginning on November 24, 2004.

Form and Denomination:	The Notes will be issued in the form of global securities in the aggregate principal amount of $500,000,000 and 500,000,000, respectively.

Price to Public:	100.00%

     All provisions contained in the document entitled Eli Lilly and Company Underwriting Agreement Standard Provisions (Debt Securities) dated March 18, 1993, a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in such document is otherwise defined herein, the definition set forth herein shall control, (ii) all references in such document to a type of security that is not a Note shall not be deemed to be a part of this Agreement, (iii) all references in such document to the “Manager” shall be deemed to refer to the Underwriters, (iv) the opinion referred to in Section 4(c) shall be delivered by James B. Lootens, Esq., Assistant General Counsel of the Company and (v) the provisions of Section 7 shall be deemed to have been amended as follows:

7. Termination. This Agreement shall be subject to termination in the Manager’s absolute discretion, by notice given to the Company, if, after the execution and delivery of the Underwriting Agreement and prior to the Closing Date, any of the following shall have occurred: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on the American Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Manager makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Offered Securities on the terms and in the manner contemplated in the Prospectus.

Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.

Very truly yours, DEUTSCHE BANK SECURITIES J.P. MORGAN SECURITIES INC. DEUTSCHE BANK SECURITIES
By:
Name:
Title:

J.P. MORGAN SECURITIES INC.
By:
Name:
Title:

As Representatives of the Several Underwriters

Accepted:

ELI LILLY AND COMPANY

By:
Name: Thomas W. Grein
Title: Vice President and Treasurer